UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-141579

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160990

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160992

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175272

UNDER

THE SECURITIES ACT OF 1933

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

4841

(Primary Standard Industrial Classification Code Number)

Delaware

(State or other jurisdiction of incorporation or organization)

84-1496755

(I.R.S. Employer Identification No.)

60 Columbus Circle

New York, New York 10023

(212) 364-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TWC Savings Plan

Time Warner Cable Inc. 2006 Stock Incentive Plan

Time Warner Cable Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Richard R. Dykhouse

Executive Vice President, General Counsel & Corporate Secretary

Time Warner Cable Inc.

60 Columbus Circle

New York, New York 10023

(212) 364-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On March 26, 2007, Time Warner Cable Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (Registration Statement No. 333-141579) (the “2006 Plan Registration Statement”) registering 100,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”) (the “2006 Plan Shares”) to be issued to participants under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).

On August 3, 2009, the Company filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-160992) (the “2006 Plan Additional Registration Statement”) registering 11,777,669 shares of Common Stock (the “2006 Plan Additional Shares”) to be issued to participants under the 2006 Plan.

On August 3, 2009, the Company filed with the SEC a Registration Statement on Form S-8 (Registration Statement No. 333-160990) (the “Savings Plan Registration Statement”) registering 4,500,000 shares of Common Stock (the “Savings Plan Shares”) to be issued to participants under the Company’s TWC Savings Plan (the “Savings Plan”).

On June 30, 2011, the Company filed with the SEC a Post-Effective Amendment to the 2006 Plan Additional Registration Statement to deregister 10,800,000 shares of Common Stock of the 2006 Plan Additional Shares previously issuable to participants under the 2006 Plan.

On June 30, 2011, the Company filed with the SEC a Registration Statement on Form S-8 (Registration Statement No. 333-175272) (the “2011 Plan Registration Statement”, and, together with the 2006 Plan Registration Statement, the 2006 Plan Additional Registration Statement and the Savings Plan Registration Statement, the “Registration Statements”) registering 20,000,000 shares of Common Stock (the “2011 Plan Shares”, and, together with the 2006 Plan Shares, the 2006 Plan Additional Shares and the Savings Plan Shares, the “Shares”) to be issued to participants under the Company’s 2011 Stock Incentive Plan (the “2011 Plan”, and, together with the Savings Plan and the 2006 Plan, the “Plans”).

The Company is no longer issuing securities under the Plans. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all Shares that were registered under the Registration Statements and remain unissued under the Plans.

On May 18, 2016, the Company completed the mergers contemplated by the Agreement and Plan of Mergers, dated as of May 23, 2015, by and among the Company, Charter Communications, Inc. (formerly known as CCH I, LLC) (“Charter”) and certain other parties thereto (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Company underwent a series of merger in which, among other things, the Company merged with and into Nina Company II, LLC (“Merger Sub Two”), an indirect wholly owned subsidiary of Charter (the “Merger”), with Merger Sub Two surviving as an indirect wholly owned subsidiary of Charter.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, State of New York, on May 18, 2016. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

NINA COMPANY II, LLC,
as successor to TIME WARNER CABLE INC.

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

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